EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Formation
ZAIS Alternative Credit Management, LLC	Delaware

ZAIS Atlas GP, LLC	Delaware

ZAIS Atlas SPV, LLC	Delaware

ZAIS Group, LLC	Delaware

ZAIS Group Parent, LLC	Delaware

ZAIS Leveraged Loan Manager, LLC	Delaware

ZAIS Leveraged Loan Manager 2, LLC	Delaware

ZAIS Leveraged Loan Manager 3, LLC	Delaware

ZAIS Leveraged Loan Manager 4, LLC	Delaware

ZAIS Leveraged Loan Master Manager, LLC	Delaware

ZAIS REIT Management, LLC	Delaware

ZAIS Value Added Real Estate GP, LLC	Delaware

ZAIS Conduit, LLC	Delaware

ZAIS Solutions, LLC	Delaware

ZAIS Solutions Shanghai Co. LTD	Shanghai, China

ZAIS Group (UK) Limited	London, England